EXECTUION COPY

AMENDED CONSULTING AGREEMENT

THIS AMENDED CONSULTING AGREEMENT (“Agreement”), dated as of the 15th day of November, 2012, by and between Document Security Systems, Inc., a New York corporation (the “Company”), and Patrick White, an individual (the “Consultant”). The effective date of this Agreement (the “Effective Date”) shall be December 1, 2012.

WITNESSETH:

WHEREAS, effective as of the Effective Date, the parties have agreed to enter into this Agreement; and

WHEREAS, the Company desires to secure and retain the benefit of the Consultant’s services and experiences and the Consultant desires to be retained by the Company upon the terms and conditions stated herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree to as follows:

1.          Consulting Term. The Company hereby agrees to retain the Consultant and the Consultant agrees to be retained by the Company on the terms and conditions set forth below for a term (the “Consulting Term”) commencing on the Effective Date and automatically terminating on March 1, 2015 or the earlier termination of this Agreement pursuant to Section 6.

2.          Consulting Services. The Consultant shall report to the Chief Executive Officer of the Company and the Consultant shall render the services described on Exhibit A hereto. The Consultant shall use his commercially reasonable efforts in such endeavors and shall perform his services with a level of care, skill and diligence that a prudent professional acting in a like capacity and familiar with such matter would employ. Except as necessary for the performance of services hereunder, the Consultant shall not be required to report to the Company’s offices.

3.          Compensation.

(a)          As consideration for the performance of the duties and services to be performed by the Consultant hereunder, the Company agrees to pay to the Consultant a consulting fee at the rate of $170,000 per annum for the period of December 1, 2012 through February 28, 2014 (15 equal payments of $14,166.67 per month) and a consulting fee at the rate of $140,000 per annum for the period of March 1, 2014 through February 28, 2015 (12 equal payments of $11,666.67 per month) (the “Consulting Fee”). The Consulting Fee shall be paid by the Company to the Consultant on a monthly basis on the fifth (5th) day after the conclusion of such month. On or before December 7, 2012, the Company shall pay to the Consultant a bonus equal to $40,000 (the “Bonus”) and on September 21, 2012, the Company granted options to the Consultant to acquire 50,000 shares of the common stock, par value $0.02 per share, of the Company at an exercise price equal to $4.26 per share (the “Options”). Such options shall vest in full on the first anniversary after the Effective Date. The Company shall reimburse the Consultant for all ordinary and necessary reasonable business expenses the Consultant incurs in connection with providing services to the Company under this Agreement, upon submission by the Consultant of receipts and other documentation in accordance with the Company’s policies and procedures.

(b)          Certain Payments.

(i)          Notwithstanding anything in the Agreement to contrary, if any amounts due to the Consultant hereunder or under any other agreement, plan or program of the Company (“Payments”) constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) and will be subject to excise tax under Section 4999 of the Code (“Section 4999 Excise Tax”), the Company shall pay to the Consultant an additional amount (the “280G Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any 4999 Excise Tax on Payments and any Federal, state and local income and employment taxes and 4999 Excise Tax upon the 280G Gross-Up Payment, shall be equal to the Payments to Consultant.

(ii)         Notwithstanding anything in this Agreement to contrary, if any amounts due to the Consultant hereunder or under any other agreement, including that certain Employment Agreement, effective as of June 10, 2004 and as amended, by and between the Company and the Consultant, plan or program of the Company constitute compensation deferred (“Deferred Compensation”) under a nonqualified deferred compensation plan, for purposes of Section 409A of the Code, and such Deferred Compensation is subject to interest and excise tax under Section 409A(a)(1)(B) of the Code (such interest and excise tax collectively referred to herein as “409A Excise Tax”), the Company shall pay to the Consultant an additional amount (“409A Gross-Up Payment”) such that the net amount retained by the Consultant, after deduction of any Federal, state and local income and employment taxes, shall equal the sum of the Federal, state and local income and employment taxes imposed upon the 409A Gross-Up Payment and the 409A Excise Tax.

(iii)        Except as otherwise provided in a written agreement between the Company and the Consultant, any determination required under the immediately preceding paragraphs shall be made in writing in good faith by the Accounting Firm (as defined below). For purposes of making the calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. The Company and Consultant shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request in order to make such a determination. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by this paragraph.

(iv)        For purposes of determining whether any of the Payments will be subject to the 4999 Excise Tax and the amount of such 4999 Excise Tax, (A) all of the Payments shall be treated as “parachute payments” (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of an accounting firm or consulting firm with particular expertise regarding 4999 Excise Tax (“Accounting Firm”) reasonably acceptable to the Consultant and selected by the accounting firm which was, immediately prior to the Change in Control, Company’s independent auditor (the “Auditor”), such payments or benefits (in whole or in part) should not be treated by the courts as subject to the 4999 Excise Tax, (B) all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the 4999 Excise Tax unless, in the opinion of Accounting Firm, such excess parachute payments (in whole or in part) should not be treated by the courts as subject to the 4999 Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Accounting Firm shall not be a firm providing auditing or accounting services to any entity involved in the Change of Control. Fees and expenses of Accounting Firm and the Auditor shall be borne solely by Company.

(v)        For purposes of determining the amount of the 280G and the 409A Gross-Up Payments, the Consultant shall be deemed to pay Federal income tax at the highest marginal rate of Federal income taxation in the calendar year in which the 280G and/or the 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Consultant’s residence in the calendar year in which the 280G and/or the 409A Gross-Up Payment is to be made, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

(vi)        Notwithstanding anything set forth above in this Subsection 3(b) with respect to payments the Company may make to, or on behalf of, the Consultant, with respect to a 280G Gross-Up Payment and/or a 409A Gross-Up Payment, the maximum amount the Company will pay pursuant to this Subsection 3(b) shall be an aggregate of $50,000.

4.            Relationship of the Parties. The Consultant and the Company hereby acknowledge and agree that, for all purposes, the Consultant shall be deemed an independent contractor and not an employee of the Company. The Consultant shall be solely responsible for the payment of all federal, state and local taxes, withholdings and/or other assessments or deductions required to be paid by any applicable law or regulation based upon the Consultant’s receipt of the Consulting Fee, the Bonus, and the Options and the Consultant shall indemnify the Company and hold it harmless from and against any claim by any binding authority that the Company is responsible for any taxes, social security payments, unemployment insurance payments or other similar payments in connection with the Consulting Fee.

5.            Consulting Benefits. During the Consulting Term, the Consultant shall receive no retirement, profit sharing, insurance or similar benefits which may at any time be payable to employees of the Company pursuant to any plan or policy of the Company relating to such benefits; provided, however, that the Company shall pay the full COBRA premium for family coverage of behalf of the Consultant directly to the insurer during the term of this Consulting Agreement.

6.            Termination. The Company may only terminate this Agreement and its relationship with the Consultant for Cause. The Consultant may terminate this Agreement and his relationship with the Company at any time by written notice. Upon termination under this Section, the Consultant and the Company shall be released from any and all further obligations under this Agreement, except that the Company shall be obligated to provide the Consultant with such portion of the Consulting Fee that accrued through the date of such termination and reimbursement of any business expenses incurred by the Consultant prior to such date of termination in accordance with Section 3. The Consultant will not be entitled to any other compensation upon termination of this Agreement. This Agreement shall survive any merger, consolidation, or other reorganization of the Company and shall be binding upon any successor corporation or entity. For purposes of this Section, “Cause” shall mean (i) willful disobedience by the Consultant of a material and lawful instruction of the Board of Directors of the Company; (ii) conviction of the Consultant of any misdemeanor involving fraud or embezzlement or similar crime or any felony; (iii) an order is entered by the Securities and Exchange Commission, a state regulatory agency or an exchange on which the Company’s securities are traded finding that the Consultant has violated the securities laws; (iv) breach by the Consultant of any material term, condition or covenant of this Agreement; or (v) fraud or gross negligence in the performance of his services to the Company; in the case of breach which is capable of being cured, is not cured within thirty (30) days after the Company has provided the Consultant with written notice thereof.

7.            Restrictive Covenants. The Consultant shall be bound by the terms and conditions of that certain Confidentiality, Non-Competition, Non-Solicitation and Intellectual Property Agreement, dated as of even date herewith, between the Company and the Consultant, which is hereby incorporated by reference herein and made a part hereof.

8.            Representations and Warranties of the Parties.

(a) In order to induce the Company to enter into this Agreement, the Consultant hereby represents and warrants to the Company that he has the power and authority to make and perform this Agreement and that this Agreement, when executed and delivered by the Consultant, will be valid, legal and binding obligations of the Consultant and enforceable against the Consultant in accordance with its terms.

(b) In order to induce the Consultant to enter into this Agreement, the Company hereby represents and warrants to the Consultant that the Company has the power and authority to make and perform this Agreement and that this Agreement when executed and delivered by the Company, will be valid, legal and binding obligations of the Company and enforceable against the Company in accordance with its terms.

9.            Termination of Employment Agreement. The parties acknowledge the existence of a certain employment agreement, effective as of June 10, 2004, between the Company and the Consultant (“Employment Agreement”) with a term extended through the latter of December 31, 2012 or the Effective Date, and agree that on the Effective Date, that the Employment Agreement shall automatically be terminated and of no force or effect and the Company shall have no obligations or owe any liabilities to the Consultant in connection therewith.

10.          Notices. All notices given hereunder shall be in writing and shall be deemed effectively given five (5) days after being mailed, if sent by registered or certified mail, return receipt requested, or on the next business day if sent by overnight courier, and in each case addressed to the Consultant at: Mr. Patrick White, 58 Bosworth Field, Mendon, New York 14506 with a copy to Phillips Lytle LLP, 3400 HSBC Center, Buffalo, New York 14203, Attention: James D. Donathen, Esq., or any other address as such party may designate by a notice give in accordance with this Section, and to the Company at: Document Security Systems, Inc., First Federal Plaza, 28 East Main Street, Suite 1525, Rochester, New York 14614, with a copy to Troutman Sanders LLP, 405 Lexington Avenue, New York, New York 10174, Attention: James Kaplan, Esq., or to any other address as such party may designate by a notice give in accordance with this Section, or when actually received by the party for whom intended, if sent by any other means.

11.          Severability. If any provisions of this Agreement are deemed invalid or unenforceable in whole or in part, neither the validity of the remaining portion of such provision nor the validity of any other provision will in any way be affected. Moreover, if any of the restrictions or limitations contained in this Agreement is deemed unreasonable or to otherwise exceed the time and/or geographical limitations permitted by applicable law, such provisions will be reformed to the maximum time and/or geographical limitations permitted by applicable law.

12.          Waivers. No waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by each of the parties hereto, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given.

13.          Voluntary Agreement; Entire Agreement; Amendments. By executing this Agreement each of the Consultant and the Company acknowledges that he or it, as the case may be, has read this Agreement in its entirety, fully understands its terms, and is signing it freely and voluntarily with full knowledge of its significance. This Agreement constitutes the entire understanding of the parties with respect to its subject matter and there have not been any oral promises or representations on which either party is relying in signing this Agreement. In consideration of the transactions contemplated hereby, this Agreement fully supersedes any and all prior agreements and understandings pertaining to the subject matter hereof. This Agreement may be modified or amended only by a writing signed by the Company and the Consultant.

14.          Headings. The subject headings of the Sections of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of their provisions.

15.          Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof that would defer to or result in the application of the laws of another jurisdiction. Each of the Company and the Consultant hereby: (a) agrees that any action, demand, claim or counterclaim relating to the terms, provisions and conditions of this Agreement, or its breach, shall only be brought in a State or Federal of competent jurisdiction located in Monroe County, State of New York, and (b) consents to the in personam jurisdiction of any such court.

16.          Assignment. This Agreement is not assignable by the Consultant without the prior written consent of the Company in its sole and absolute discretion. Any attempted assignment without such consent shall be ab initio null and void and of no force or effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

17.          No Partnership or Agency. Nothing in this Agreement is intended to or shall operate to create a partnership between the parties hereto, or to authorize either party to act as agent for the other, and neither party shall have authority to act in the name or on behalf of or otherwise to bind the other in any way (including but not limited to the making of any representation or warranty, the assumption of any obligation or liability and the exercise of any right or power).

18.          Survival. Sections 7 through 19 shall survive termination of this Agreement for any reason.

19.          Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Company:

Document Security Systems, Inc.

By:	/s/ Philip Jones
Name: Philip Jones
Title: Chief Financial Officer

Consultant:

/s/ Patrick White
Patrick White

[White Amended Consulting Agreement]

Exhibit A

Consulting Services

Services as requested by the CEO of the Company which such services are within the scope of Consultant’s expertise and which shall not exceed 60 hours per month.